Exhibit 99.1

MGP Ingredients, Inc. Finalizes Purchase of Lawrenceburg, Indiana Distillery Assets; Bolsters Ability to Serve Customers With Expanded Product Lines and Capacity

ATCHISON, Kan., Dec. 28, 2011 (GLOBE NEWSWIRE) -- With the finalization today of a previously-announced asset acquisition, MGP Ingredients, Inc. (Nasdaq:MGPI) significantly strengthened its role in serving beverage alcohol customers in the branded packaged goods industry. Through its wholly-owned subsidiary, MGPI of Indiana, LLC, the company acquired Lawrenceburg Distillers Indiana, LLC ("LDI") distillery assets located in Lawrenceburg, Ind. and the adjacent community of Greendale, Ind. The assets include alcohol fermentation and distillation operations, as well as bulk barrel storage facilities, blending operations and a tank farm.

The purchase greatly increases production capacity in MGPI's food grade alcohol area by enabling the company to begin producing premium bourbon and whiskey products, while also substantially adding to its gin and grain neutral spirits output. It also enhances the company's service and distribution capabilities and provides dual sources of supply, primarily for customers of distilled gins and grain neutral spirits, which have been mainstays of MGPI's beverage alcohol product portfolio for nearly seven decades.

"The acquisition of the LDI distillery is highly exciting and represents a truly momentous event in our company's long history," said Tim Newkirk, MGPI president and CEO. "It not only broadens our role and presence in the beverage alcohol marketplace, but, more importantly, it demonstrates our responsiveness to the numerous requests we have received from customers to supply them with high quality bourbons and corn and rye whiskeys, in addition to our premium vodkas and gins. Therefore, we view this acquisition as a tremendous opportunity to bolster our ability to meet customers' needs through more diversified and complete product offerings, as well as increased production capacity."

Combined with the company's capacity at its Atchison, Kan. location, the capacity gained from the LDI purchase positions MGPI as one of the leading producers of beverage alcohol white goods (grain neutral spirits and distilled gins) in the United States. Additionally, with the inclusion of brown goods (bourbon and corn and rye whiskeys) resulting from the acquisition, MGPI becomes one of America's top multi-line producers in the beverage alcohol industry.

Newkirk complimented the company's acquisition team and LDI representatives for their "diligence and highly cooperative approach in making this acquisition become a reality." He also expressed gratitude to Lawrenceburg and Greendale community leaders and other residents of the area for their "high degree of hospitality and welcoming attitude" shown to MGPI personnel during phases leading up to and including the finalization of the purchase.

Newkirk added, "Community involvement and support is a hallmark of MGPI's corporate culture, and we look forward to not only performing a business leadership role in Lawrenceburg and Greendale, but also assisting in the success of deserving projects, activities and concerns as a good corporate neighbor."

Based on terms of the purchase agreement, the company paid LDI cash equal to the current assets minus current liabilities of the distillery assets, estimated at $11 million. The purchase price payment is subject to post-closing adjustments to fund a working capital true-up and to fund possible future indemnification claims. The acquisition was funded through bank financing.

The facilities now owned by MGPI at the Lawrenceburg Distillers site encompass over 50 acres, or approximately two-thirds of the total land area of 78 acres on which the LDI complex is situated. Other assets related to bottling and finished goods packaging, as well as the remaining acreage, have been acquired by a third party, which is not affiliated with MGPI.

About MGP Ingredients, Inc.

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food-grade alcohol products for the branded packaged goods industry. The Company's facilities in Atchison, Kan., Onaga, Kan, and at its newest site located in the adjoined towns of Lawrenceburg and Greendale, Ind., are dedicated to utilizing the latest technologies and innovations to assure high quality products and to maintain efficient production and service capabilities. For more information, visit www.mgpingredients.com.

About Lawrenceburg Distillers Indiana, LLC

Lawrenceburg Distillers Indiana, LLC, one of the largest beverage alcohol distilleries in the world, built its reputation as a high quality producer of customized and premium grade whiskeys, gins and grain neutral spirits. The facility, located in the communities of Lawrenceburg and Greendale in the southeast corner of Indiana, was established in 1847 under the name Rossville Distillery. Over the years, it was owned and operated at various periods by Joseph E. Seagram and Sons and Pernod Ricard. Just prior to its acquisition by MGP Ingredients, Inc., it had been owned by CL Financial since 2007.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the inability to effectively operate and integrate the LDI distillery assets on an operationally successful and profitable basis, (ii) challenges in selling sufficient output from the facility on a profitable basis, (iii) the availability and cost of grain and transportation thereof to the Lawrenceburg facilities, and fluctuations in energy costs, (iv) unexpected capital and operating costs associated with the LDI operation, (v) the effectiveness of our hedging strategy, (vi) the competitive environment and related market conditions, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the Company's business, see Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

CONTACT: Marta Myers, 913-367-1480